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                                                                     Exhibit 4.4

                      NONQUALIFIED STOCK OPTION AGREEMENT

     This NONQUALIFIED STOCK OPTION AGREEMENT is made as of the ___ day of _______, 199_, between HOLLYWOOD PARK, INC., a Delaware corporation (the "Company" and __________ (the "Optionee").


                                R E C I T A L S


     A. The Board of Directors of the Company (the "Board") has determined that it is to the advantage and in the best interests of the Company and its stockholders to grant a nonqualified stock option to Optionee covering 400,000 shares of the Company's Common Stock, in order to more closely align the Optionee's interests with those of other stockholders of the Company, and has approved the execution of this Nonqualified Stock Option Agreement between the Company and Optionee.

     B. The option granted hereby is not intended to qualify as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, the parties hereto agree as follows:


     1. Grant of Option. The Company grants to Optionee the right and option ("Option") to purchase on the terms and conditions hereinafter set forth, all or any part of an aggregate of 400,000 shares of Common Stock at the purchase prices of $10.1875 per share as to 300,000 shares and $18.00 as to 100,000 shares. The Option shall be exercisable from time to time in accordance with the provisions of this Agreement during a period expiring on the tenth anniversary of the date of this Agreement (the "Expiration Date") or earlier in accordance with Section 4 hereof.

     2. Vesting. No portion of this Option shall vest prior to the dates indicated below. Subject to Section 4 hereof, on or after the date of grant and the following dates this Option may be exercised up to the indicated percentage of shares covered by this Option:

                                  Percentage of Each Priced
                                     Option Initially                  Cumulative Percentage
Date                                   Exercisable                         Exercisable
-------------------------------------------------------------------------------------------------
Effective Date                            25%                                 25%

First Anniversary of
Effective Date                            25%                                 50%

Second Anniversary of
Effective Date                            25%                                 75%

Third Anniversary of
Effective Date                            25%                                100%

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Subject to earlier termination under Section 4 hereof, at any time after the third anniversary of the Effective Date, but no later than the Expiration Date, Optionee may purchase all or any part of the shares subject to this Option which Optionee theretofore failed to purchase. The grant of 300,000 of the 400,000 options (including 100,000 options exercisable at $18) which are the subject of this option are expressly subject to the approval by the stockholders of the Company of such grant and, accordingly, none of the options vesting after the Effective Date may be exercised unless and until such approval has been obtained. In each case the number of shares which may be purchased shall be calculated to the nearest full share.

     Notwithstanding the foregoing, the options granted hereby shall become fully exercisable prior to the scheduled dates above (subject, however, to the provisions of the paragraph relating to stockholder approval) if Executive's employment with the Company pursuant to the terms of his employment agreement with the Company of even date herewith (the "Employment Agreement") is terminated prior to the expiration of the term by the Company without cause or by Executive for good reason (as defined in the Employment Agreement) or due to a Change of Control (as defined in the Employment Agreement). Further, if Executive has not been offered appointment as chief executive officer of the Company by December 31, 1999, and as a result terminates his employment on or before March 31, 2000, then the options which would have vested on January 1, 2001 shall become vested concurrently with such termination.

     The payments that Executive shall be entitled to receive upon the exercise of the options covered hereby and under his Employment Agreement shall in all events be limited by the provisions of Section 280G of the Internal Revenue Code ("Code") and the regulations thereunder (or their then equivalents) and no payment shall be made (and no option vesting accelerated) that would have the result of limiting the deductibility of such payments by the Company that would result in the imposition of an excise tax under Section 4999 of the Code.

     3. Manner of Exercise. Each exercise of this Option shall be by means of a written notice of exercise delivered to the Company, specifying the number of shares to be purchased, the exercise price of the options being exercised and accompanied by payment to the Company (x) of the full purchase price of the shares to be purchased (i) in cash or by certified, cashier's or (as funds clear) personal check payable to the order of the Company, or (ii) by delivery of shares of Common Stock of the Company which have been owned by the Optionee for over six months and which are in the possession of the Optionee, or a combination thereof, and (y) of any required withholding taxes (as contemplated by Section 6 hereof) in cash or by certified, cashier's or (as funds clear) personal check payable to the order of the Company. Payment of the exercise price may also be made by delivering (i) a properly executed exercise notice instructing the Company to deliver the shares being purchased to a broker, subject to the broker's delivery of cash to the Company equal to the exercise price plus any applicable tax withholding amount, (ii) irrevocable instructions to the broker to promptly deliver to the Company such amounts, and (iii) such other documentation as the Company and the broker shall request. This Option may not be exercised for a fraction of a share and no partial exercise of this Option may be for less than

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(i) one hundred (100) shares or (ii) the total number of shares then eligible for exercise, if less than one hundred (100) shares.

     This Option may be exercised (i) during the lifetime of the Optionee only by the Optionee; (ii) to the extent permitted by the Committee or by the terms of this Agreement, Optionee's spouse if such spouse obtained the Option pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder ("Qualified Domestic Relations Order"); and (iii) after the Optionee's death by his or her transferees by will or the laws of descent or distribution, and not otherwise, regardless of any community property interest therein of the spouse of the Optionee, or such spouse's successors in interest. If the spouse of the Optionee shall have acquired a community property interest in this Option, the Optionee, or the Optionee's permitted successors in interest, may exercise the Option on behalf of the spouse of the Optionee or such spouse's successors in interest.

     4. Cessation of Services, Death or Permanent Disability. If the Optionee ceases to be employed by or provide services to the Company or one of its subsidiaries for any reason other than the Optionee's death, "permanent disability" (within the meaning of Section 22(e)(3) of the Code) or termination for "Cause" (as defined below), the Option shall be exercisable until the earlier of (i) the Expiration Date or (ii) a date three (3) months after the Optionee ceases to be employed by or provide services to the Company or one of its subsidiaries, but only to the extent the Option was or became exercisable due to such termination or cessation of employment or services and shall thereafter expire and be void and of no further force or effect. The employment or other relationship of the Optionee to the Company or any subsidiary shall be deemed to continue during any leave of absence which has been authorized in writing by the Committee.

          If the Optionee dies or becomes "permanently disabled" while the Optionee is employed by or providing services to the Company or any of its subsidiaries, the Option shall be exercisable until the earlier of (i) the Expiration Date or (ii) a date six (6) months after the date of such death or "permanent disability", but only to the extent the Option was exercisable on the date of death or "permanent disability", and shall thereafter expire and be void and of no further force or effect. During such period after death, any vested, unexercised portion of the Option may be exercised by the person or persons to whom the Optionee's rights under the Option shall pass by reason of the death of the Optionee, whether by will or by the applicable laws of descent and distribution.

          If the Optionee is terminated for Cause, either as an employee of or as a provider of services to the Company or one of its subsidiaries, then the Option shall terminate immediately and be void and of no further force or effect and may not be exercised for any reason. For purposes of this Agreement, the Optionee shall be deemed to have been terminated for "Cause" if such termination was as a result of any one or more of the events specified in Sections 6.1.1,
6.1.2 and 6.1.3 of the Employment Agreement, which provisions are incorporated herein by this reference.

          If the Optionee is terminated for Cause, the Company shall have the option, exercisable within ninety (90) days of termination, to repurchase any shares of Common

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Stock acquired by the Optionee through the exercise of this Option during the three-month period immediately preceding such termination and which are still held by the Optionee. The repurchase price per share payable by the Company shall be the exercise price paid by the Optionee as specified in Section 1 hereof, plus interest at the rate of ten percent (10%) per annum from the date of payment of the exercise price by the Optionee. Certificates representing the shares of Common Stock acquired by the Optionee pursuant to the exercise of this Option may bear a legend regarding the Company's repurchase option.

          Any unvested portion of the Option at the date of cessation of employment or of provision of services, whether or not for Cause, or of death or permanent disability, as the case may be and which do not become vested by reason of such termination, shall immediately be cancelled and shall not be exercisable.

     5. Shares to be Issued in Compliance with Federal Securities and Other Applicable Laws and Exchange Rules. By accepting the Option, Optionee represents and agrees, for Optionee and his or her legal successors (by will or the laws of descent and distribution or through a Qualified Domestic Relations Order), that none of the shares purchased upon exercise of the option will be acquired with a view to any sale, transfer or distribution of said shares in violation of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, any applicable state "blue sky" laws or any applicable foreign laws. If required by the Committee at the time the Option is exercised, Optionee or any other person entitled to exercise the Option shall furnish evidence satisfactory to the Company (including a written and signed representation) to such effect in form and substance satisfactory to the Company, including an indemnification of the Company in the event of any violation of the Securities Act, state blue sky laws or any applicable foreign laws by such person.

     The Company covenants and agrees to use its reasonable best efforts to file and keep effective a Registration Statement on Form S-8 and such listing applications with the New York Stock Exchange as may be appropriate covering the issuance of the shares of Common Stock which are the subject of this Option.

          No shares shall be issued and delivered upon the exercise of any option unless and until there shall have been full compliance with all applicable requirements of the Securities Act (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of any principal securities exchange on which shares of the same class are then listed and any other requirements of law (including without limitation state blue sky laws) or of any regulatory bodies having jurisdiction over such issuance and delivery.

     6. Withholding of Taxes. Upon the exercise of this Option, the Company shall have the right to require Optionee or Optionee's legal successor to pay the Company the amount of any taxes which the Company may be required to withhold with respect to such shares.

     7. No Assignment. This Option and all other rights and privileges granted hereby shall not be transferred, assigned, pledged or hypothecated, either voluntarily or by

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operation of law otherwise than by will or the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order. Upon any attempt to so transfer, assign, pledge, hypothecate or otherwise dispose of this Option or any other right or privileges granted hereby contrary to the provisions hereof, this Option and all rights and privileges contained herein shall immediately become null and void and of no further force or effect.

     8. Adjustment for Reorganizations, Stock Splits, etc. If the outstanding shares of Common Stock of the Company (or any other class of shares or securities which shall have become issuable upon the exercise of this Option pursuant to this sentence) are increased or decreased or changed into or exchanged for a different number or kind of shares or securities of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares or securities receivable upon the exercise of this Option, without change in the aggregate purchase price applicable to the unexercised portion of this Option, but with a corresponding adjustment in the price for each share or other unit of any security covered by this Option.

          If the majority of any class of directors be comprised of individuals who were not either nominated by the then existing Board of Directors or had not been appointed by the then existing Board of Directors (any of the foregoing, a "Corporate Transaction"), subject to the following sentence, the Plan and this Option shall terminate and be of no further force and effect. Notwithstanding the foregoing, the Committee shall provide in writing in connection with any such transaction for either or both of the following alternatives: (i) for this Option (if granted more than six months before such transaction) to become immediately exercisable in full notwithstanding the provisions of Sections 2 and 3 hereof; or (ii) for the payment in cash or stock at the option of the Committee in lieu of and in complete satisfaction of this Option. Option Holder shall be entitled to the most favorable treatment afforded to any other senior executive relative to the foregoing. The Option Holder may exercise the Option subject to the consummation of a Corporate Transaction.

          Adjustments under this Section 8 shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of stock shall be issued under this Option on any such adjustment.

     9. Participation by Optionee in Other Company Plans. Nothing herein contained shall affect the right of Optionee to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance, profit sharing or other employee welfare plan or program of the Company or of any subsidiary of the Company.

     10. No Rights as a Stockholder Until Issuance of Stock Certificate. Neither Optionee nor any other person legally entitled to exercise this Option shall be entitled to any of the rights or privileges of a stockholder of the Company in respect of any shares issuable upon any exercise of this Option unless and until a certificate or certificates representing such shares shall have been actually issued and delivered to Optionee.

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     11.  Not an Employment or Service Contract. Nothing herein contained shall be construed as an agreement by the Company or any of its subsidiaries, express or implied, to employ Optionee or contract for Optionee's services, to restrict the Company's or such subsidiary's right to discharge Optionee or cease contracting for Optionee's services or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between Optionee and the Company or any of its subsidiaries.

     12. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the internal substantive laws of the State of Delaware, without regard to the conflict of laws provisions of that or any other State.

                                    HOLLYWOOD PARK, INC.


                                    By:_____________________________
                                    Its:____________________________



                                    OPTIONEE


                                    ________________________________
                                    Name:

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